Exhibit 99.1

BeiGene Announces Approval in Canada of BRUKINSA® (Zanubrutinib) for the Treatment of Patients with Mantle Cell Lymphoma

Second approval for BTK Inhibitor BRUKINSA in Canada

CAMBRIDGE, Mass. and BEIJING, China, July 26, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that BRUKINSA® (zanubrutinib) has been approved by Health Canada for the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy. This is the second approval for BRUKINSA in Canada, following its initial approval in March 2021 for adult patients with Waldenström’s macroglobulinemia (WM).

“BRUKINSA was specifically designed by BeiGene scientists to provide deep and durable responses for patients with hematologic malignancies, while also reducing the frequency of certain off-target side effects seen with first-generation BTK inhibitors. Today’s approval in Canada for patients with MCL follows its approval for patients with WM earlier in the year, where Canada was the first country to grant approval for BRUKINSA in patients with WM,” said Jane Huang, M.D., Chief Medical Officer, Hematology, BeiGene. “We are excited to continue working with patients and physicians in Canada, as well as in other markets, as part of our broad clinical development program for BRUKINSA investigating eight indications in over 25 clinical trials, with more than 3,100 patients participating.”

“For many patients treated with previously approved BTK inhibitors for MCL, adequate responses are not achievable, or they can be forced to discontinue treatment early due to side effects. Today, we have a new option for our adult patients in Canada who have received one prior systemic or targeted therapy and are living with MCL, an aggressive blood cancer that is often diagnosed at a more advanced stage,” said John Kuruvilla, M.D., FRCPC, Associate Professor of Medicine at the University of Toronto and Clinical Investigator at the Princess Margaret Cancer Centre in Toronto.

“The approval of BRUKINSA as a second line therapy is positive news for patients undergoing treatment for mantle cell lymphoma,” said Antonella Rizza, Chief Executive Officer at Lymphoma Canada. “Expanded treatment options have the potential to transform the patient experience and provide hope to people living with a mantle cell diagnosis.”

The Health Canada approval for BRUKINSA in MCL is based on efficacy results from two single-arm clinical trials. Across both trials, as assessed by independent review committee (IRC) per 2014 Lugano Classification BRUKINSA achieved an overall response rate (ORR) of 84%, defined as the combined rate of complete responses (CRs) and partial responses (PRs).

In the multicenter Phase 2 trial of zanubrutinib in patients with relapsed or refractory (R/R) MCL BGB-3111-206 (NCT03206970), with a median follow-up time of 18.5 months, the ORR was 84% (95% CI: 74, 91), including 69% CRs (FDG-PET scan required) and 15% PRs; the median duration of response (DoR) was 19.5 months (95% CI: 16.6, NE). In the global Phase 1/2 trial BGB-3111-AU-003 (NCT02343120), with a media follow-up time of 18.8 months, the ORR was 84% (95% CI: 67, 95), including 25% CRs (FDG-PET scan not required) and 59% PRs; the median DoR was 18.5 months (95% CI: 12.6, NE).

Of the 118 patients with MCL who received at least one prior therapy and received BRUKINSA treatment, 13.6% of patients discontinued treatment due to adverse events in the trials, with the most frequent being pneumonia (3.4%). Adverse events leading to dose reduction occurred in 3.4% of patients, including hepatitis B, neutropenia, allergic dermatitis, and peripheral sensory neuropathy (in one patient each).

The overall safety profile of BRUKINSA is based on pooled data from 779 patients with B-cell malignancies treated with BRUKINSA in clinical trials. The most common adverse reactions (≥10%) with BRUKINSA were neutropenia, thrombocytopenia, upper respiratory tract infection, anemia, rash, musculoskeletal pain, diarrhea, cough, contusion, pneumonia (grouped terms), urinary tract infection, hemorrhage (grouped terms), and hematuria. Overall, 18% of patients experienced serious adverse reactions. The most frequent (≥2%) serious adverse reactions were pneumonia (10.0%) and hemorrhage (2.1%).

The recommended dose of BRUKINSA is either 160 mg twice daily or 320 mg once daily, taken orally with or without food. The dose may be adjusted for adverse reactions and reduced for patients with severe hepatic impairment and certain drug interactions.

BRUKINSA is available in Canada for the treatment of MCL and Waldenström’s macroglobulinemia through the myBeiGene® patient support program, established to support patients, caregivers, and health care providers.

About Mantle Cell Lymphoma (MCL)

Mantle cell lymphoma is a B-cell non-Hodgkin lymphoma (NHL). It develops in the outer edge of a lymph node called the mantle zone. Mantle cell lymphoma occurs more often in men than in women. It is usually diagnosed in people in their early 60s.i Approximately one out of 200,000 individuals per year are diagnosed with MCL.ii MCL usually has a poor prognosis, with a median survival of three to four years, and is often diagnosed at a later stage of disease.iii

About BRUKINSA® (zanubrutinib)

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

About myBeiGene® Patient Support Program

The myBeiGene® patient support program is designed to support patients, caregivers, and healthcare providers with access to BRUKINSA®. It goes beyond financial assistance support to provide patients and caregivers with education about their disease and treatment with BRUKINSA, as well provide practical and emotional support by connecting them to third-party resources that can address their individual needs. Oncology Nurse Advocates are available Monday through Friday from 8 a.m. to 5 p.m. Eastern Time at 1-833-234-4366.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. We currently market three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene is headquartered in Cambridge, Mass., and Beijing, with a growing global team of over 6,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.ca and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding plans for development and commercialization of BRUKINSA in Canada and other markets, plans for making BRUKINSA accessible to patients in Canada, the potential for BRUKINSA to provide improved clinical benefit to patients, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Gabrille Zhou	Liza Heapes or Vivian Ni
+86 10-5895-8058	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com

References:
i Canadian Cancer Society. Available at https://www.cancer.ca/en/cancer-information/cancer-type/non-hodgkin-lymphoma/non-hodgkin-lymphoma/mantle-cell-lymphoma/?region=on. Access July 2021
ii National Organization for Rare Disorders. Available at https://rarediseases.org/rare-diseases/mantle-cell-lymphoma/. Access July 2021
iii Philip J. Bierman, James O. Armitage, in Goldman's Cecil Medicine (Twenty Fourth Edition), 2012